                                   Round III



                                   UPDATE TO
                             PRELIMINARY REPORT TO
                         THE SPECIAL COMMITTEE OF GAS



                           A.G.EDWARDS & SONS, INC.
                                 INVESTMENT BANKING


                                 May 21, 1998

Table of Contents

                                                                         Section
                                                                         -------
Introduction ..........................................................     I

Review of Events to Date ..............................................    II

Summary of Transaction ................................................   III

Summary Observations ..................................................    IV

Updated Report to the Special Committee ...............................     V

Recommended Proposal to Board of Directors ............................    VI

                     INTRODUCTION



TRANSACTION PROPOSAL    [  ]   During 1997, Gas ("Gas" or the "Company") and Oil
                               ("Oil") discussed the idea of a possible business combination by and between Gas and Oil. The series of proposed transactions involved in such combination is referred to as the "Transaction".

A.G. EDWARDS'           [  ]   A.G. Edwards & Sons, Inc. ("A.G. Edwards") has
                               been engaged by the Special Committee (the
                               "Special Committee") of the Board of Directors of Gas (the "Board") to act as its financial advisor with respect to the Transaction and to issue to the Board an opinion as to the fairness, from a financial point of view, to the common unitholders of Gas who are not affiliated with Oil (the "Common Unitholders"), of the
                               Transaction (the "Fairness Opinion").

                        [  ]   The preparation of a fairness opinion is not
                               susceptible to partial analyses or summary. In rendering its Fairness Opinion, A.G. Edwards will apply its judgment to a variety of complex analyses and assumptions. A.G. Edwards may give various analyses more or less weight than other analyses, and may deem various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Fairness
                               Opinion itself.

                            INTRODUCTION
                            (continued)


AS PART OF ITS ENGAGEMENT,   [  ]  A review of the preliminary structure of the
A.G. EDWARDS' ACTIVITIES           Transaction;
INCLUDED, BUT WERE NOT       [  ]  A review of Gas' and Oil's historical
LIMITED TO, THE FOLLOWING:         financial statements and the financial
                                   projections of Gas and Oil;

                             [  ]  A review of certain market data of Gas'
                                   Common Units and Oil's Common Stock;

                             [  ]  An analysis of the pro forma financial
                                   statements of Gas giving effect to the
                                   Transaction (as proposed);

                             [  ]  Conversations with PaineWebber regarding the
                                   nature and extent of development of the terms of the Transaction;

                             [  ]  An investigation regarding current operations
                                   and future prospects of Gas and Oil, through interviews with members of Gas' and Oil's management, respectively;

                             [  ]  A review of the industries in which Gas and
                                   Oil operate;

                             [  ]  A review of the market data for stocks of
                                   public companies in the same or similar lines of business to Gas;

                             [  ]  Analyses of the Transaction using various
                                   valuation methodologies; and

                             [  ]  Other analyses which it deemed necessary.

                       INTRODUCTION
                       (continued)


NATURE OF INFORMATION    [ ]   A.G. Edwards relied upon and assumed, without
REVIEWED AND PRESENTED         independent verification, the accuracy and
                               completeness of all financial and other
                               information publicly available, or furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by management of Gas and Oil and Oil's financial advisor. With respect to financial projections and other information provided to or otherwise discussed with A.G.
                               Edwards, A.G. Edwards assumed and was advised by the senior management of Gas and Oil, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the senior management of Gas and Oil, respectively, as to the expected future financial performance of Gas and Oil, in each case on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and did not, independently verify the information provided and performed no audit of assets or liabilities and no independent appraisal of assets or liabilities of either Gas or Oil. A.G. Edwards has relied upon the assurances of the management of Gas and Oil that they are not aware of any facts that would make such information inaccurate or misleading.

                         [ ] In performing its analyses, A.G. Edwards made numerous assumptions with respect to the propane distribution industry and the home heating oil distribution industry, and general business and economic conditions which are beyond the control of Gas and Oil. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' Preliminary Report to the Special Committee.

                         [ ] This presentation is for the private use of the Special Committee and may not be distributed to any other parties without A.G. Edwards' written permission.

REVIEW OF EVENTS TO DATE


FEBRUARY 11      [  ]   A.G. Edwards presents its qualifications to the Special
                        Committee and its legal counsel.

MARCH 23         [  ]   Special Committee engaged A.G. Edwards.

MARCH 23         [  ]   A.G. Edwards met with members of Gas' and Oil's
                        management and submitted preliminary data request list.

                 [  ]   A.G. Edwards began due diligence with management and
                        other representatives of Gas and Oil.

MARCH 30         [  ]   A.G. Edwards received data related to its preliminary
                        data request list.

MARCH 30         [  ]   A.G. Edwards continued the due diligence process with
                        respect to Gas and Oil.

APRIL 28         [  ]   Special Committee and A.G. Edwards met to discuss the
                        Transaction.

MAY 7            [  ]   Special Committee and A.G. Edwards met with Oil's
                        management and PaineWebber to discuss the Transaction.

MAY 8            [  ]   A.G. Edwards continued onsite diligence at Oil

MAY 19           [  ]   A.G. Edwards met with PaineWebber and Oil's management
                        to discuss the Transaction.

MAY 20           [  ]   Special Committee meeting to discuss the Transaction.

Summary of Transaction
Pro Forma Gas Units Outstanding
(in thousands)

To simplify the complexity of the steps in the Transactions, A.G. Edwards prepared a summary of its understanding.


[_] There are currently 6,355 Gas units outstanding comprised of 3,832 common units, 2,396 subordinated units and 127 general partner ("GP") units. The subordinated units and GP units are assets of Oil.

[_] There are currently 26,563 shares of Oil common stock outstanding, comprised of public shareholders and "insiders." The public holds 17,160 Class A shares. The "insiders" hold 9,404 shares which include 6,795 Class A shares, 11 Class B shares and 2,598 Class C shares.

[_] Each shareholder of Oil will receive a certain number of units in Gas such that the implied consideration paid for each Oil share is $2.50. Additionally, each shareholder will receive a certain number of deferred partnership units ("DPUs") such that if each unit is converted at the earliest possible time, then each shareholder will receive an additional $0.65 per share in future value.

[_] The publicly held 17,160 Class A shares will initially receive .1316 shares of newly created senior subordinated units (2,258 units in total) with an implied value (per PaineWebber) of $19.00/unit. This represents an implied purchase price of $2.50/share for an implied total purchase price of $42.9 million.

[_] The "insiders" of Oil, who hold a total of 9,404 shares (comprised of A, B and C shares) will also initially receive an implied purchase price of $2.50/share for a total of $23.5 million. The consideration received by these shareholders will be funded by:

        - (1) the distribution of existing units of Gas which are currently owned by Oil
               [_] all of the 127 GP units owned by Oil will be given as
                   consideration at an implied value of $22.13/unit, for a total of $2.8 million.
               [_] 524 of the 2,396 subordinated units owned by Oil will be given as consideration at an implied value (per PaineWebber) of $16.00/unit, for a total of $8.4 million.
        -  (2) the distribution of newly-created units of Gas
               [_] to fund the remaining $12.3 million of the $23.5 million due to the Oil "insiders", Gas will issue 461 newly-created senior subordinated units and 162 newly-created GP units. The implied values for these new units are $19.00 and $22.13, respectively.

Summary of Transaction
Pro Forma Gas Units Outstanding
(in thousands)
(continued)

[_] Of the 2,396 subordinated units and 127 GP units owned by Oil, only 1,872 subordinated units will not have been used as consideration paid to the "inside" Oil shareholders. Hence, these 1,872 subordinated units will be retired by Gas. A.G. Edwards has assumed that the implied value of these units are the same as the value PaineWebber is placing on the subordinated units, which is $16.00/unit, for a total retired value of approximately $30.0 million.

SUMMARY OF GAS UNITS OUTSTANDING
PRE-FINANCING ASSUMPTIONS

--------------------------------------------------------------------------------

                                         Distributed to Oil          Issued to Oil
                                     ------------------------    -----------------------
Type of Units          Current        Public       Insiders       Public      Insiders       Retired      Pro Forma
-------------        ----------      --------     -----------    --------    -----------    ---------    -----------
Common                    3,832             -               -           -              -            -          3,832

Senior Subordinated           -             -               -       2,258            461            -          2,718

Subordinated              2,396             -             524           -              -       (1,872)           524

DPUs                          -             -               -         587            322            -            909

General Partner (a)         127             -             127           -            162            -            289
                     ----------                                                                          -----------

                          6,355                                                                                8,272

--------------------------------------------------------------------------------
(a) The number of GP units issued reflects the assumption of a 6,588 common unit equity offering to refinance certain of the assumed Oil debt and a 475 common unit equity offering to finance Gas' acquisitions. Hence, the number of GP units reflected in the pro forma column do not equal 2% of the pro forma outstanding units shown above but do equal exactly 2% of the pro forma units outstanding on a post financing basis.

Equity Purchase Price Calculation
Implied Equity Value Of Oil's Assets
(units in thousands, $ in thousands, except per unit amounts)

                                        Purchase Price of Oil's Equity               Purchase Price of Oil's Equity
                                        ------------------------------     --------------------------------------------------------

                                             Value of Securities             Equity Value  of Oil's        Value of Oil's GP and
Event                                      Paid to Oil Shareholders            Heating Oil Assets         Subordinated Units in Star
--------------------------------         ---------------------------       --------------------------  -----------------------------

Issuance of Senior Subordinated
Units to Public Oil Shareholders           2,258      x     $19.00
                                           -----------------------
                                                   $42,900                           $42,900                          -

Distribution of General Partner
Units to Inside Oil Shareholders             127      x     $22.13
                                           -----------------------
                                                   $2,810                                -                         $2,810

Distribution of Subordinated
Units to Inside Oil Shareholders             524      x     $16.00
                                           -----------------------
                                                   $8,382                                -                         $8,382

Issuance of General Partner
Units to Inside Oil Shareholders             162      x     $22.13
                                           -----------------------
                                                   $3,584                            $3,584                           -

Issuance of Senior Subordinated
Units to Inside Oil Shareholders             461      x     $19.00
                                           -----------------------
                                                   $8,750                            $8,750                           -

Issuance of DPUs                             909      x     $19.00
                                           -----------------------
                                                  $17,271                           $17,271


                                                                                                               1,872  x  $16.00
                                                                                                               ----------------
Retire Subordinated Units                                                           (29,954)                        $29,954

                                                                                    $42,551                         $41,146
                                                                                        ---------------------------------
                                               -------------
Total including DPUs                              $83,697                                           $83,697

-------------------------------------------------------------------
 Divided by 26,563 shares, of Oil's Common stock = $3.15 per share
-------------------------------------------------------------------

 Total excluding DPUs                          $66,426

-------------------------------------------------------------------
 Divided by 26,563 shares of Oil's Common stock = $2.50 per share
-------------------------------------------------------------------

PRO FORMA WEIGHTED AVERAGE COST OF CAPITAL DERIVATION FOR COMMON UNITS ($ IN MILLIONS)

---------------------------------------------------------------------------------------------------
                                  TOTAL                                     TOTAL
                                  MARKET            TOTAL IMPLIED   TOTAL  DEBT AS
                         LEVERED   VAL.     UNIT    UNITS  MARKET   DEBT/   % OF
                          BETA     DEBT   PRICE AT  OUT.  VALUE OF  TOTAL   TOTAL  UNLEVERED
COMPARABLE COMPANY         (A)   (BK=MKT) (5/15/98) (MIL)  EQUITY   EQUITY CAPITAL   BETA
---------------------------------------------------------------------------------------------------
AmeriGas Partners, L.P.   0.50    $701.7   $24.688   41.9 $1,055.2   66.5%  39.9%    0.300
Cornerstone Propane
 Partners, L.P.           0.40     237.1    21.875   19.8    442.7   53.6%  34.9%    0.260
Ferrellgas Partners,
 L.P.                     0.38     537.2    21.750   31.3    694.5   77.4%  43.6%    0.214
Heritage Propane
 Partners, L.P.           0.43     176.9    23.000    8.4    196.7   89.9%  47.3%    0.226
National Propane
 Partners, L.P.           0.34     141.0    19.688   11.2    225.7   62.5%  38.5%    0.209
Star Gas Partners, L.P.   0.29      96.0    21.375    6.2    135.8   70.7%  41.4%    0.170
Suburban Propane
 Partners, L.P.           0.35     428.2    19.063   28.7    558.8   76.6%  43.4%    0.198

                                                         ---------------------------
Comparable group's average unlevered                     Pro forma capitalization--
 beta:                                        0.23       at market (b)
Pro forma debt-to-equity ratio (b):          103.5%    Total debt       $319.0    50.8%
Pro forma debt as a percent of total
 capital (b):                                50.85%    Total equity      308.3    49.2%
                                                                        ------   -----
Comparable group's beta relevered for
 pro forma capital structure:                0.377                      $627.3   100.0%
                                           =======
DERIVATION OF WEIGHTED AVERAGE COST OF CAPITAL:           MARKET RISK OF PREMIUM RANGE (D)
-----------------------------------------------
                                                              11.3%  12.3%  13.3%
Pro forma theoretical levered beta:                 0.377
Assumed % of equity in Pro forma capital structure
 (b):                                               49.2%
Risk-free rate of return (c):                        5.7%
Pro forma cost of equity range (at various market
 risk premiums):                                               9.9%  10.3%  10.7%
                                                               ===   ====   ====
Pro forma assumed tax rate:                         35.0%
Assumed % of debt in capital structure (b):         50.8%
Pro forma estimated cost of debt (e):                8.2%
Pro forma estimated after-tax cost of debt:          5.3%      5.3%   5.3%   5.3%
                                                               ---   ----   ----
Pro forma weighted average cost of capital range
 (f):                                                          7.6%   7.8%   8.0%
                                                               ---   ----   ----

------
(a) Source: Bloomberg. 143 week (maximum weekly time period allowed, or the number of weeks available, which may be less than 143) adjusted beta relative to the S&P 500 index.
(b) Market value of long-term debt is assumed to be equal to the book value.
(c) Ten-year Treasury rate on May 15, 1998.
(d) Ibbotson Associates 1997. Total returns for small company stocks of 17.7% minus the risk-free rate.
(e) Based on Pro forma current debt structure.
(f) Calculation based upon use of the Capital Asset Pricing Model (CAPM).

PRO FORMA WEIGHTED AVERAGE COST OF CAPITAL DERIVATION FOR
SENIOR SUBORDINATED UNITS
($ IN MILLIONS)

===================================================================================================================================
                                                   TOTAL                                IMPLIED   TOTAL     TOTAL
                                                   MARKET       UNIT        TOTAL       MARKET    DEBT/    DEBT AS %   UN-
                                        LEVERED   VAL. DEBT   PRICE AT      UNITS      VALUE OF   TOTAL    OF TOTAL  LEVERED
COMPARABLE COMPANY                      BETA (A)  (BK = MKT)  (5/15/98)  OUT. (MIL)    EQUITY    EQUITY    CAPITAL   BETA
----------------------------------------------------------------------------------------------------------------------------
AmeriGas Partners, L.P.                  0.50       $701.7      $24.688        41.9    $,1,055.2   66.5%    39.9%    0.300
Cornerstone Propane Partners, L.P.       0.40        237.1       21.875        19.8        442.7   53.6%    34.9%    0.260
Ferrellgas Partners, L.P.                0.38        537.2       21.750        31.3        694.5   77.4%    43.6%    0.214
Heritage Propane Partners, L.P.          0.43        176.9       23.000         8.4        196.7   89.9%    47.3%    0.226
National Propane Partners, L.P.          0.34        141.0       19.688        11.2        225.7   62.5%    38.5%    0.209
Star Gas Partners, L.P.                  0.29         96.0       21.375         6.2        135.8   70.7%    41.4%    0.170
Suburban Propane Partners, L.P.          0.35        428.2       19.063        28.7        558.8   76.6%    43.4%    0.198

                                                                                --------------------------------------------------
                                                                                Pro forma Capitalization-at market (b)
Comparable group's average unlevered beta:                            0.23        Total debt                       $558.0    89.0%
Pro forma debt-to-equity ratio (b):                                  805.5%       Total equity                       69.3    11.0%
                                                                                                                   ------   -----
                                                                                                                   $627.3   100.0%
                                                                                --------------------------------------------------
Pro forma debt as a percent of total capital (b):                     89.0%
Comparable group's beta relevered for Pro forma capital structure:   1.406
                                                                     =====

DERIVATION OF WEIGHTED AVERAGE COST OF CAPITAL:                                                MARKET RISK PREMIUM RANGE (D)
----------------------------------------------                                            --------------------------------------
                                                                                               11.3%       12.3%       13.3%
                                                                                          --------------------------------------
Pro forma theoretical levered beta:                                           1,406
Assumed % of equity in Pro forma capital structure (b):                        11.0%
Risk - free rate of return (c):                                                 5.7%
pro forma cost of equity range (at various market risk premiums):                              21.6%       23.0%       24.4%
                                                                                               =====       =====       =====
                                                                                          --------------------------------------

____________________________________________
(a) Source: Bloomberg. 143 week (maximum weekly time period allowed, or the number of weeks available, which may be less that 143) adjusted beta relative to the S&P 500 index.
(b) Market value of long-term debt is assumed to be equal to the book value; debt includes the market value of pro forma common and GP units; senior equity includes the value of senior sub and sub units.
(c)  Ten - year Treasury rate on May 15, 1998.
(d) Ibbotson Associates 1997. Total returns for small company stocks of 17.7% minus the risk-free rate.

     IMPLIED UNIT VALUES

          -------------------------------------------------------------------------------------------------------------
                                            1999         2000          2001          THEREAFTER         COST OF EQUITY
                                          --------     --------      --------       ------------       ----------------
          COMMON UNIT
            Indicated Distribution         $ 2.30        $2.30          $2.30              $2.30
                                                                                    ------------
                                                                                            10.3%
            Discount Factor                  1.10         1.22           1.34               1.34               10.3%

                                          --------
          NPV of future distributions      $22.32
                                          --------

          SENIOR SUBORDINATED UNIT
            Indicated Distribution         $ 2.30        $2.30          $2.30              $2.30
                                                                                    ------------
                                                                                            10.3%
            Discount Factor                  1.23         1.51           1.86               1.86               23.0%

                                          --------
          NPV of future distributions      $16.63
                                          --------

          DPU
            Indicated Distribution         $ 0.00        $0.77          $1.53              $2.30
                                                                                    ------------
                                                                                            10.3%
            Discount Factor                  1.23         1.51           1.86               1.86               23.0%

                                          --------
          NPV of future distributions      $13.34
                                          --------

EQUITY PURCHASE PRICE CALCULATION
IMPLIED EQUITY VALUE OF OIL'S ASSETS WITH REVISED UNIT VALUES
(UNITS IN THOUSANDS, $ IN THOUSAND, EXCEPT PER UNIT AMOUNTS)

================================================================================================================================
                                         Purchase Price of Oil's Equity               Purchase Price of Oil's Equity
                                        --------------------------------    ---------------------------------------------------
                                               Value of Securities          Equity Value of Oil's      Value of Oil's GP and
Event                                       Paid to Oil Shareholders          Heating Oil Assets     Subordinated Units in Star
---------------------------------       --------------------------------    ---------------------------------------------------
Issuance of Senior Subordinated
Units to Public Oil Shareholders           2,258       x      $16.63
                                        --------------------------------
                                                    $37,549                         $37,549                     -

Distribution of General Partner
Units to Inside Oil Shareholders             127       x      $22.13
                                        --------------------------------
                                                    $ 2,810                               -                $2,810

Distribution of Subordinated
Units to Inside Oil Shareholders             524       x      $16.63
                                        --------------------------------
                                                    $ 8,712                               -                $8,712

Issuance of General Partner
Units to Inside Oil Shareholders             162       x      $22.13
                                        --------------------------------
                                                    $ 3,584                         $ 3,584                     -

Issuance of Senior Subordinated
Units to Inside Oil Shareholders             461       x      $16.63
                                        --------------------------------
                                                    $ 7,659                         $ 7,659                     -

Issuance of DPUs                             909       x      $13.34
                                        --------------------------------
                                                    $12,126                         $12,126

Retire Subordinated Units                                                                               1,872    x    $16.00
                                                                                                        --------------------
                                                                                   ($29,954)                  $29,954

                                                                                    $30,964                   $41,476
                                                  -----------                            -------------------------
Total including DPUs                                $72,439                                       $72,439

---------------------------------------------------------------------
Divided by 26,563 shares of Oil's Common stock =      $2.73 per share
---------------------------------------------------------------------

Total excluding DPUs                                $60,313

---------------------------------------------------------------------
Divided by 26,563 shares of Oil's Common stock =      $2.27 per share
---------------------------------------------------------------------

EQUITY PURCHASE PRICE CALCULATION
IMPLIED EQUITY VALUE OF OIL'S ASSETS WITH REVISED DPU VALUE ONLY
(UNITS IN THOUSANDS, $ IN THOUSAND, EXCEPT PER UNIT AMOUNTS)

===============================================================================================================================

                                        Purchase Price of Oil's Equity                  Purchase Price of Oil's Equity
                                     ------------------------------------  ----------------------------------------------------

                                              Value of Securities           Equity Value of Oil's      Value of Oil's GP and
Event                                      Paid to Oil Shareholders           Heating Oil Assets    Subordinated Units in Star
-----------------------------------  ------------------------------------  ----------------------- ----------------------------
Issuance of Senior Subordinated
Units to Public Oil Shareholders            2,258      x      $19.00              $42,900                           -
                                          ----------------------------
                                                    $42,900

Distribution of General Partner
Units to Inside Oil Shareholders              127      x      $22.13                  -                          $2,810
                                          ----------------------------
                                                     $2,810

Distribution of Subordinated
Units to Inside Oil Shareholders              524      x      $16.00
                                          ----------------------------                -                          $8,382
                                                     $8,382

Issuance of General Partner
Units to Inside Oil Shareholders              162      x      $22.13
                                          ----------------------------             $3,584                           -
                                                     $3,584

Issuance of Senior Subordinated
Units to Inside Oil Shareholders              461      x      $19.00               $8,750                           -
                                          ----------------------------
                                                     $8,750

Issuance of DPUs                              909      x      $13.34              $12,124
                                          ----------------------------
                                                    $12,124

Retire Subordinated Units                                                                                  1,872    x   $16.00
                                                                                                           -------------------
                                                                                 ($29,954)                       $29,954

Total including DPUs                                                              $37,404                        $41,146
                                                   ---------                          -------------------------------
                                                    $78,550                                       $78,550
----------------------------------------------------------------------
Divided by 26,563 shares of Oil's Common stock =      $2.96 per share
----------------------------------------------------------------------

Total excluding DPUs                                $66,426

----------------------------------------------------------------------
Divided by 26,563 shares of Oil's Common stock =      $2.50 per share
----------------------------------------------------------------------

                         SUMMARY OBSERVATIONS


ACCRETION/DILUTION       [_]  A.G. Edwards reviewed the distributable cash flow
ANALYSIS                      per unit and the related accretion, common unit
                              coverage and total unit coverage on a pro forma basis.

                         [_] For the purpose of this analysis, A.G. Edwards had PaineWebber run its pro forma financial model for four scenarios to determine the sensitivity of certain assumptions.

                         -------------------------------------------------------
                         ACCRETION/DILUTION ANALYSIS
                         Variations in Margin Growth Rates and Acquisition Assumptions

                                                                                          $2.50 PER SHARE OF PETRO
                                                                       -------------------------------------------------------------
                                                            GAS        $0.005 MARGIN GROWTH            $0.00 MARGIN GROWTH
                                                        STAND-ALONE    $30.0MM AT 4.75X ACQUISITIONS   $30.0MM AT 5.25X ACQUISITIONS
                                                        -----------    -----------------------------   -----------------------------
                         DCF PER UNIT
                              1998E (a)                    $1.220                 $1.580                            $1.580
                              1998N (b)                     1.760                  2.420                             2.420
                              1999P                         1.900                  2.730                             2.440

                         ACCRETION/DILUTION
                              1999E (a)                                             29.5%                             29.5%
                              1998N (b)                                             37.5%                             37.5%
                              1999P                                                 43.7%                             28.4%

                         COMMON UNIT COVERAGE
                              1998E (a)                      0.90x                  0.94x                             0.94x
                              1998N (b)                      1.30                   1.44                              1.44
                              1999P                          1.34                   1.54                              1.37

                         TOTAL UNIT COVERAGE
                              1998E (a)                      0.55x                  0.72x                             0.72x
                              1998N (b)                      0.80                   1.10                              1.10
                              1999P                          0.86                   1.19                              1.06

                         LEVERAGED UNIT COVERAGE (c)
                              1998E (a)                      0.94x                  0.97x                             0.97x
                              1998N (b)                      1.15                   1.20                              1.20
                              1999P                          1.17                   1.25                              1.17

                                                                                $2.25 PER SHARE OF PETRO
                                                     ------------------------------------------------------------------------------
                                                     $0.005 MARGIN GROWTH                         $0.000 MARGIN GROWTH
                                                     $30.0MM AT 4.75X ACQUISITIONS                $30.0MM AT 5.25X ACQUISITIONS
                                                     --------------------------------             ---------------------------------
                         DCF PER UNIT
                              1998E (a)                        $1.620                                            $1.620
                              1998N (b)                         2.480                                             2.480
                              1999P                             2.800                                             2.500

                         ACCRETION/DILUTION
                              1999E (a)                          32.8%                                             32.8%
                              1998N (b)                          40.9%                                             40.9%
                              1999P                              47.4%                                             31.6%

                         COMMON UNIT COVERAGE
                              1998E (a)                          0.94x                                             0.94x
                              1998N (b)                          1.44                                              1.44
                              1999P                              1.54                                              1.38

                         TOTAL UNIT COVERAGE
                              1998E (a)                          0.74x                                             0.74x
                              1998N (b)                          1.13                                              1.13
                              1999P                              1.22                                              1.09

                         LEVERAGED UNIT COVERAGE (c)
                              1998E (a)                          0.97x                                             0.97x
                              1998N (b)                          1.20                                              1.20
                              1999P                              1.25                                              1.17

                         -------------------------------------------------------
                         (a) 1998 estimate assumes no acquisitions for either company, and is adjusted to reflect actual results through 3/31/98.
                         (b)  1998 budgeted.
                         (c) Defined as (DCF + Int)/[((GP units + common units)*MQD) + Int)]

                         SUMMARY OBSERVATIONS
                         (continued)


PUBLIC COMPANY           [_]  A.G. Edwards compared certain financial and market
ANALYSIS                      information of Gas on both a stand-alone and pro
                              forma basis to that of certain public master limited partnerships.

                         Public Comparable Companies (a)
                         ==================================================================================================
                                                                                                   Public         Public
                                                                                    Pro forma      Company        Company
                                                                      Gas              Gas         Medians        Ranges
                         --------------------------------------------------------------------------------------------------
                         Yield                                      10.3%           10.8%           9.5%      8.7% to 10.7%
                         Firm value/LTM EBITDA                      12.2x (b)       10.7x (b)      12.3x      9.1x to 18.5x
                         Firm value/1998 normalized EBITDA           8.8x (c)        8.0x (c)      11.0x     10.2x to 13.7x
                         Equity Market Cap/LTM DCF                  17.6x (d)       14.0x (d)      16.0x      8.6x to 24.8x
                         Equity Market Cap/1998 normalized DCF      10.4x (e)        7.8x (e)      13.6x     11.6x to 16.6x
                         LTM common unit coverage                    0.9x (f)        0.9x (f)       1.4x      0.6x to 1.5x
                         1998E common unit coverage                  1.3x (g)        1.6x (g)       1.4x      0.9x to 1.8x
                         LTM total unit coverage                     0.6x (f)        0.7x (f)       0.7x      0.4x to 1.1x
                         1998E total unit coverage                   0.9x (g)        1.2x (g)       0.7x      0.7x to 1.0x
                         1998E leveraged unit coverage               1.2x (g)(h)     1.3x (g)(h)    1.1x      0.9x to 1.3x
                         --------------------------------------------------------------------------------------------------
                         (a)  Public comparable companies include: APU, CNO, FGP, HPG, CNL and SPH.
                         (b)  Firm value/adjusted 1998 budget EBITDA.
                         (c)  Firm value/1999 estimated EBITDA.
                         (d)  Equity market cap/adjusted 1998 budget EBITDA.
                         (e)  Equity market cap/1999 estimated DCF.
                         (f)  Adjusted 1998 budget.
                         (g)  1999 estimates.
                         (h)  Defined as (DCF + interest)/(((GP units + common units*MQD)+interest).

                      SUMMARY OBSERVATIONS
                      (continued)


TRANSACTION MULTIPLE  [_]     A.G. Edwards calculated the implied transaction
ANALYSIS                      multiple paid for Oil on a firm valuation basis,
                              including costs and certain adjustments associated with the Transaction, and arrived at the following multiples:



                                            EBITDA                  MULTIPLE
                                            ------                  --------
                                         1997 Adjusted                8.4x
                                         Adjusted 1998 Budget         9.7x
                                         1999 Projected               7.3x

                      [_] A.G. Edwards calculated the implied transaction multiple paid for Oil's existing heating oil business, excluding the valuation attributable to consolidation opportunities, and arrived at the following multiples:

                                            EBITDA                  MULTIPLE
                                            ------                  --------
                                         1997 Adjusted                5.7x
                                         Adjusted 1998 Budget         6.5x
                                         1999 Projected               4.9x

                      [_] Oil has historically paid EBITDA multiples averaging 4.5x, with a range of 2.7x to 6.5x, for its acquisitions.

                      [_] Oil has historically received EBITDA multiples averaging 9.0x, with a range of 8.0x to 9.8x, for certain of its heating oil businesses.

                      [_] Gas has historically paid EBITDA multiples averaging 7.0x, with a range of 5.1x to 7.3x, for its acquisitions.

SUMMARY OBSERVATIONS

(continued)

Transacton Multiple Analysis (continued)

Multiples in the Propane Industry

[_]     Propane


        -    Average Propane Multiple                                6-7x
        -    Current Market Multiple of EBITDA                     12-13x
        -    Adjusted for Weather                                  10-11x
        -    Multiple Premium for Large, Multi-State Aggregators       4x

[_]     Heating Oil

        -    Average Multiple for Heating Oil Companies              4-5x
        -    Multiple Premium for Large, Multi-State Aggregators       4x
        -    Multiple for Heating Oil Aggregator                     8-9x

                         SUMMARY OBSERVATIONS
                         (continued)


DISCOUNTED CASH FLOW     [_]  A.G. Edwards calculated the implied present value
ANALYSIS                      of estimated unlevered free cash flows for Gas on
                              both a stand-alone and pro forma basis.

                         [_]  Key assumptions used in the analysis were:
                              - Oil maintaining a flat 4.1% attrition rate; $0.005 margin improvement; and completing $30 million in acquisitions each year at a 4.75x EBITDA multiple.
                              - A 7.8% weighted average cost of capital for both cases.
                              - A 10.3x terminal EBITDA multiple, representing the current year normalized EBITDA.

                         DISCOUNTED CASH FLOW
                         -----------------------------------------------------------------------------------------------------------

                                                                                NET PRESENT         ORIGINAL         EQUITY VALUE
                                                PRESENT        CURRENT             VALUE          COMMON UNITS/       TO ORIGINAL
                         ($ IN THOUSANDS)        VALUE       NET DEBT (a)        OF EQUITY       TOTAL UNITS (b)   COMMON UNITS (c)
                         -----------------------------------------------------------------------------------------------------------

                         PRO FORMA             $956,846       ($296,133)          $660,713            26.6%           $175,506

                         GAS STAND-ALONE       $306,529       ($113,629)          $192,900            60.3%           $116,310
                                                                                                                     ----------

                                                              Increase in value to original common unit holders:      $ 59,196
                                                                                                                     ==========

                         _______________________________________________
                         (a) Represents total projected debt less cash as of 9/30/98.
                         (b) Total units include common, subordinated and GP units.
                         (c)  Current market value of common units is $81,909.

                         SUMMARY OBSERVATIONS
                         (continued)


COMPARATIVE STOCK        [_]  A.G. Edwards has compared the historical prices of
PRICE PERFORMANCE             Gas' and Oil's common unit/stock to an index of
                              selected companies.

                         [_] While Gas' unit price has remained relatively flat over the last two years, in line with the comparable index, Oil's stock price has declined significantly over this period.


                         COMPARATIVE STOCK PRICE PERFORMANCE
                         -------------------------------------------------------

                                                          PREMIUM OF CURRENT PRICE TO PRICE
                                      ------------------------------------------------------------------------
                                           CURRENT     2 YEARS    1 YEAR    180 DAYS    60 DAYS   30 DAYS
                                          PRICE (b)     PRIOR      PRIOR      PRIOR      PRIOR     PRIOR
                            ----------------------------------------------------------------------------------
                            Gas                21.38      6.2%        2.4%      -2.8%       -4.5%     -2.8%
                            Oil                 1.88    -73.1%      -31.6%     -38.6%       25.3%     18.2%
                            Composite (a)      21.68     -2.9%        5.4%      -3.5%       -0.5%      0.2%

                            (a) Composite index includes the following
                                companies: APU, CNO, HPG, FGP, NPL, SPH.
                            (b) As of 5/15/98

                       [GRAPH OF GAS APPEARS HERE]  [GRAPH OF OIL APPEARS HERE]

                         SUMMARY OBSERVATIONS
                         (continued)

EXCHANGE RATIO            [_] A.G. Edwards reviewed the historical prices of
ANALYSIS Gas' and Oil's common unit/stock and the implied historical exchange ratio.

                          [_] Due to the price decline of Oil's common stock
                              over the past year, the current exchange ratio, based on the current consideration of $2.50 per share and compared to the current unit/share prices of Gas and Oil ($21.375 and $1.875, respectively, as of May 15, 1998), represents a premium of 33.3% to the current market price of Oil.

                                 [GRAPH OF EXCHANGE RATIO APPEARS HERE]

                              Factset: Daily

                              (a) Represents the current price of Gas divided by
                                  the current price of Oil.
                              (b) Represents the current price of Gas divided by
                                  the proposed $2.50 price in current
                                  consideration offered for each share of Oil.
                              (c) Represents Gas' average price for the period
                                  divided by Oil's average price for the period.

                         SUMMARY OBSERVATIONS
                         (continued)


PREMIUMS PAID ANALYSIS    [_] An analysis of acquisitions of companies whose
                              stock traded under $5.00 per share (pre-merger) versus companies that traded over $10.00 per share (pre-merger) indicates a substantial difference in the premiums paid.

                          [_] Normal premiums for merger of equal transactions
                              is -2.5% to 21.2% and normal premiums for companies whose stock trades below $5.00 per share is 13.5% to 81.0%.

                                                                           MEAN LESS ONE                       MEAN PLUS ONE
                                                                         STANDARD DEVIATION      MEAN        STANDARD DEVIATION
                                                                         ------------------    ---------     ------------------
                              Merger of Equals                                -2.5%               9.4%               21.2%

                              Target Stock Price greater than $10.00          10.7%              33.2%               55.8%

                              Target Stock Price less than $5.00              13.5%              47.3%               81.0%

                              ======================================================================================================


                         Summary Observations
                         (continued)


Relative Contribution    [_]  A.G. Edwards reviewed and compared the relative
Analysis                      EBITDA contribution of Gas and Oil to each firms'
                              share of the implied combined firm value. Other measures of relative contribution analysis were non-meaningful.

                         [_] For Gas' contribution of approximately 34% of the combined entity's EBITDA(a), it will receive approximately 41% of the implied firm value.


                                  EBITDA (b)
                             [GRAPH APPEARS HERE]









                              IMPLIED FIRM VALUE
                              SEPTEMBER 30, 1998

                           [PIE CHART APPEARS HERE]








___________________________________
          (a) For purposes of its analysis, A.G. Edwards converted Oil's historical December 31st fiscal year-end to a September 30th fiscal year-end for comparison purposes. Oil's projections are based on a December 31st calendar year end. Other measures of relative contribution analysis are non-meaningful.
          (b)  Includes only heating oil EBITDA for Oil.
          (c)  Implied firm value of only Oil's heating oil assets.

          Updated Report to Gas' Special Committee



          A.G. Edwards has continued its diligence reviews of Oil and Gas, has exchanged data and views with Oil's advisor, and has further updated its earlier views and opinions of the Proposed Transaction. Certain additional observations since our last meeting include:

          [_]  Oil continues to perform relatively better than Gas.

               - Additional cost reductions at Oil should add $4.4 million annually to Oil's ongoing EBITDA.

               - Oil continues to show improvements in its attrition rate and margin growth. YTD through 3/31/98, Oil's attrition rate was 3.3% (4.0% in January, 3.5% in February and 2.8% in March) and its margin growth was 3.7 cents.

               - Gas continues to experience much slower growth than originally budgeted; management has revised downward its internal growth projections and budget.

               -  Although not yet reflected in the market, Gas is now not
                                                                       ---
                  expecting to earn its $2.20 MQD until possibly 2003.

               - Upward revisions at Oil and downward revisions at Gas now appear to make the Proposed Transaction more accretive than historically thought; the revisions support a 1999P DCF/share of $2.73, which should easily support the proposed distribution increase from $2.20 to $2.30/unit.

          [_] Oil's stock price has recently improved while Gas' unit price has declined slightly.

               - Oil's stock price now trades at $2.0625/share vs. $1.5625/share, an increase of 32.0%.

               - Gas' common unit price now trades at $21.125/unit vs. $22.125/unit, a decrease of 4.5%.

          [_] An analysis of premiums paid in acquisitions of companies whose stocks trade under $5.00 per share supports the view that such companies generally receive a larger acquisition premium in this inefficient sector of the market. An analysis of transactions since 1996 indicated an average premium of 47.3% for companies whose stocks trade under $5.00/share (normal range: 13.5% - 81.0%) compared to an average premium of 33.2% for companies whose stocks trade over $10.00/share (normal range: 10.7% - 55.8%).

          Updated Report to Gas' Special Committee
          (continued)


          [_] Although A.G. Edwards cannot presently provide any opinion regarding the Proposed Transaction, A.G. Edwards does recommend
                                                                --------------
               that the Special Committee communicate to Oil and Oil's financial advisor that the Committee is willing to move forward with the Proposed Transaction as outlined in the "Proposal to Special Committee, Star Gas Partners, L.P.," attached hereto in Section
               VI. It is our understanding that Oil respectfully disagrees with selected aspects of the proposal.

          [_] A.G. Edwards recommends that Joel Swanson, Esq. and Baker & Botts, LLP consult with Oil's attorneys regarding the proposed resolution of the myriad of legal issues involving tax, partnership and corporate compliance and the timing of the documentation of the Transaction in terms of definitive agreements, proxy statements and the like.

                                                                   DRAFT 5/21/98
                               SPECIAL COMMITTEE
                            STAR GAS PARTNERS, L.P.
                               REVISED PROPOSAL

     After careful consideration of the Proposed Transaction and the views expressed by Petro and PaineWebber, the Special Committee and its advisors recommend that further refinement and evaluation of the Proposed Transaction is appropriate.

     Subject to further diligence and assuming no material adverse changes in Star or Petro, or in market conditions, the Special Committee proposes that the transaction contain the following safeguards for the benefit of Star's common unitholders:

     (A)  Star Partnership Agreement. Appropriate steps should be initiated to
          --------------------------
          amended the Star Partnership Agreement as of the closing date (assumed to be September 30, 1998) in order to include as a minimum:

          (A-1) authorizing the creation of new classes of senior subordinated units and deferred partnership units, which shall be junior to all present and future common units;

          (A-2) prohibiting the payment of any distributions to senior subordinated unitholders and to subordinated unitholders except from net distributable cash flow available from the preceding twelve months after first paying $2.30 per unit to the common unitholders for such period plus any cumulative common unit arrearages from prior period(s); and

          (A-3) providing a surplus available for common unit distributions equal to $1.10 per new common unit, as part of the Refinancing Transaction (described below).

     (B)  Definitive Transaction Agreement. A draft of the definitive
          --------------------------------
          transaction agreement should be prepared by Petro for Special Committee's careful consideration (and for future submission to the Board of Directors and common unitholders of Star and to the Board of Directors and shareholders of Petro for approval) setting forth at least the following steps:

          (B-1) At closing of the Transaction, Star shall be obligated to deliver to Petro's common shareholders, subject to reduction by the Revision Amount as defined in (B-4) below, the following:

                    (A)  2,718,000 senior subordinated units of Star;

               (B) 524,000 subordinated units of Star; the balance must be delivered to Star free and clear for retirement;
               (C)  289,000 GP units of Star; and
               (D) 909,000 deferred partnership units of Star, convertible into senior subordinated units at 33 1/3% per annum for each year in which Petro's after-tax income contributes accretion to every Star unit in excess of [$0.50].

        (B-2) The Closing shall be contingent upon the successful completion of the following (collectively, the "Refinancing Transaction"):

               (A) The issuance of no more than 6,588,000 new common units at a price per unit of at least $21 with a gross spread of no greater than 5.0%, and
               (B) The issuance of $125,000,000 new debt with an interest rate no higher than [8.5%] with a gross spread of no greater than 3.0%.

               The use of proceeds of the Refinancing Transaction shall be solely to refinance certain of the outstanding indebtedness assumed from Petro.

        (B-3) Prior to the closing of the Transaction, Petro shall represent, warrant and agree that:

               (A) Prior to the Refinancing Transaction, Petro shall have a balance of debt and preferred stock (at redemption value), less any cash balance in excess of such amounts required in (B-3) (B) below, of no more than $331,367,000.
               (B) Petro shall have a minimum cash balance of $500,000, a positive working capital balance, and a total stockholders' deficit on its balance sheet of no greater than [$__ million], all as of the Closing.
               (C) Petro shall set up appropriate reserves and fund all of the following transactions costs: the gross spread on the issuance of the new debt referred to in (B-2) (B); financial advisory fees and fairness opinions for Petro and Star; legal, accounting and printing fees for Petro and Star; all exchange and solicitation fees related to the retirement or redemption of Petro's debt and preferred stock; all appraisals and environmental reports; all rating agencies and bank fees; and all other out-of-pocket costs and expenses associated with the Transaction.

        (B-4) In the event Petro is unable or unwilling to represent and warrant each of the matters set forth in (B-3), then a Revision Amount

               (defined below) will be established. The Revision Amount shall reduce, on a dollar-for-dollar basis, the number of senior subordinated units of Star to be delivered to Petro's common shareholders as set forth in (B-1)(A) with each senior subordinated unit deemed to equal $19/unit.

               The Revision Amount shall be the difference between the net sum of monies referred to in (B-3) (A), (B) and (C) above that are transferred to Star at Closing compared to the defined or stated amounts in (B-3). If the Revision Amount is negative, then the Revision Amount will be considered to equal zero.

               In the event the Revision Amount exceeds [$__million], Star shall not be obligated to proceed.

        (B-5) Prior to the Closing of the Transaction, Petro shall not declare or distribute any cash dividends to its common shareholders.